EXHIBIT 99.3
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                              HOPFED BANCORP, INC.
                             1999 STOCK OPTION PLAN


                   -----------------------------------------
                      Agreement for Incentive Stock Options
                   -----------------------------------------

         THIS STOCK OPTION (the "Option") grants ___________________ (the "Optionee") the right to purchase a total of _______ shares of Common Stock, par value $.01 per share, of HopFed Bancorp, Inc. (the "Company"), at the price set forth herein, in all respects subject to the terms, definitions and provisions of the HopFed Bancorp, Inc. 1999 Stock Option Plan (the "Plan") which is incorporated by reference herein. This Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Optionee acknowledges, through signing below, the receipt of the prospectus associated with the Plan.

         Exercise Price. The exercise price per share is $_______, which equals 100%* of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     1. Exercise of Option. This Option shall be exercisable in accordance with the Plan and the following provisions:

          (i) Schedule of Rights to Exercise. The Optionee may immediately exercise this Option with respect to 50% of the total shares specified above, and may exercise this Option with respect to the remaining shares upon remaining in the paid service of the Company or a subsidiary through January 1, 2000.

          (ii) Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

               (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

--------
* 100% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.
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ISO Agreement
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               (b)  contain  such  representations  and  agreements  as  to  the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

               (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

               (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

                  Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares that are both subject to this Option and have a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

          (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     2. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
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ISO Agreement
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     4. Term of Option.  This Option may not be exercisable  for more than ten**
years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

______________________        HOPFED BANCORP, INC.
Date of Grant                 1999 STOCK OPTION PLAN COMMITTEE


                              By: _______________________________________
                                  Authorized Member of the Committee

                              Witness:___________________________________

_____________
** Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.
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                              HOPFED BANCORP, INC.
                             1999 STOCK OPTION PLAN


                            ------------------------
                              Form for Exercise of
                             Incentive Stock Options
                            ------------------------


Treasurer
HopFed Bancorp, Inc.
2700 Fort Campbell Boulevard
Hopkinsville, Kentucky  42240

         Re:      HopFed Bancorp, Inc. 1999 Stock Option Plan

Dear Sir:

         The undersigned elects to exercise the Incentive Stock Option to purchase _______ shares, par value $.01, of Common Stock of HopFed Bancorp, Inc. (the "Company") under and pursuant to a Stock Option Agreement dated _____________, 199_.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

$______   of cash or check
$______   in the form of ______ shares of Common Stock, valued at $_______
          per share
$         TOTAL
 ======

         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name _________________________________________________________________________
Address ______________________________________________________________________
Social Security Number _______________________________________________________

____________________
       Date
                                                  Very truly yours,



                                                  ____________________